Exhibit (b)(1)

UBS LOAN FINANCE LLC	MORGAN STANLEY SENIOR	BANK OF AMERICA, N.A.
677 Washington Boulevard	FUNDING, INC.
Stamford, Connecticut 06901		BANC OF AMERICA
	MORGAN STANLEY & CO.	SECURITIES LLC
UBS SECURITIES LLC	INCORPORATED
299 Park Avenue		9 West 57th Street
New York, New York 10171	1585 Broadway	New York, New York 10019
New York, New York 10036

June 19, 2007

Axio Holdings LLC

c/o	ValueAct Capital Partners, L.P.
435 Pacific Ave., 4th Floor
San Francisco, CA 94133
Attention: Jeffrey Ubben

Silver Lake Partners
9 West 57th Street, 25th Floor
New York, NY 10019
Attention: Mike Bingle

Bank Facilities Commitment Letter

Ladies and Gentlemen:

This Commitment Letter (as defined below) supersedes and replaces in its entirety the commitment letter dated May 16, 2007 by UBS Loan Finance LLC (“UBS”) and UBS Securities LLC (“UBSS”) to Axio Holdings LLC and is effective as of May 16, 2007.

You have advised UBS, UBSS, Morgan Stanley Senior Funding, Inc. (“MSSF”), Morgan Stanley & Co. Incorporated (“MSCI”), Bank of America, N.A. (“BofA”) and Banc of America Securities LLC (“BAS” and, together with UBS, UBSS, MSSF, MSCI and BofA, “we” or “us”) that Axio Holdings LLC, a Delaware limited liability company (“Holdings” or “you”) formed by affiliates of ValueAct Capital Partners, L.P. and Silver Lake Partners (together, the “Sponsors”), proposes to acquire (the “Acquisition”) Acxiom Corporation, a Delaware corporation (the “Acquired Business”). The Acquisition will be effected pursuant to a merger agreement (the “Acquisition Agreement”) among Holdings, a wholly owned subsidiary of Holdings (“Borrower”) and the Acquired Business. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

We understand that the sources of funds required to fund the Acquisition consideration, to repay existing indebtedness of the Acquired Business and its subsidiaries of up to $634 million and capital leases in an amount not to exceed $100 million (the “Refinancing”), to pay fees, commissions and expenses of up to $80 million (provided that any amount of such fees, commissions and expenses in excess of $80 million may be funded with additional Equity Financing in excess of $760.5 million) in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include:

•

senior secured first lien credit facilities consisting of (i) a senior secured first lien term loan facility to Borrower of up to $1,725 million (the “First Lien Term Loan Facility”), as described in the First Lien Facilities Summary of Principal Terms and Conditions attached hereto as Annex I (the “First Lien Term Sheet”), and (ii) a senior secured first lien revolving credit facility to Borrower of up to $125 million (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Facilities”), as described in the First Lien Term Sheet (provided that none of the Revolving Credit Facility will be drawn immediately after giving effect to the Transactions);

•

a senior secured second lien term loan facility to Borrower of up to $425 million (the “Second Lien Facility Amount”), plus the amount utilized to refinance existing capital leases, synthetic leases and other secured debt (including payment of any related fees and/or penalties) not to exceed $45 million with respect to refinancings of synthetic leases, and $100 million in the aggregate for all such refinancings (the “Additional Second Lien Facility Amount” and together with the Second Lien Facility Amount, the “Second Lien Facility”; the Second Lien Facility and the First Lien Term Loan Facility being collectively referred to as the “Term Loan Facilities”; the Term Loan Facilities and the Revolving Credit Facility being collectively referred to as the “Bank Facilities”; the Additional Second Lien Facility Amount available to be drawn under the Second Lien Facility on the Closing Date being referred to as the “Additional Second Lien Facility Commitment Amount”), as described in the Second Lien Facility Summary of Principal Terms and Conditions attached hereto as Annex II (the “Second Lien Term Sheet” and, together with the First Lien Term Sheet, the “Term Sheets”);

•

cash common equity investments in Holdings (to be reinvested by Holdings in Borrower), together with the Equity Rollover (as defined below), of not less than $760.5 million (the “Equity Financing”) by Sponsors and one or more other investors reasonably satisfactory to us (the “Equity Investors”);

•

common equity in the Acquired Business owned by Sponsors and their affiliates substantially all of which is converted into common equity in Holdings on terms and conditions reasonably satisfactory to us (the “Equity Rollover”); and

•	cash on hand of the Acquired Business of not more than $12.8 million, together with any amount of Equity Financing in excess of $760.5 million.

No other financing will be required for the uses described above. Immediately following the Transactions, neither Holdings nor any of its subsidiaries will have any indebtedness or preferred equity other than the Bank Facilities, existing capital leases in an aggregate amount not greater than $150 million and other limited indebtedness to be agreed. As used herein, the term “Transactions” means the Acquisition, the Refinancing, the initial borrowings under the Bank Facilities, the Equity Financing, the Equity Rollover and the payments of fees, commissions and expenses in connection with each of the foregoing.

Commitments.

You have requested that UBS, MSSF and BofA (together, the “Initial Lenders”) commit to provide the Bank Facilities and that UBSS and MSCI (together, the “First Lien Arrangers”) agree to structure, arrange and syndicate the First Lien Facilities and that UBSS and BAS (together, the “Second Lien Arrangers” and together with the First Lien Arrangers, the “Arrangers”) agree to structure, arrange and syndicate the Second Lien Facility.

Upon the terms and subject to the conditions set forth or referred to in this Commitment Letter, (a) UBS is pleased to advise you of its commitment to provide 50% of each of the Bank Facilities to Borrower, (b) MSSF is pleased to advise you of its commitment to provide 25% of each of the Bank Facilities to Borrower, and (c) BofA is pleased to advise you of its commitment to provide 25% of each of the Bank Facilities to the Borrower. The commitments of the Initial Lenders shall be on a several basis, and no Initial Lender shall be responsible for the commitment of any other Initial Lender. The respective commitments of the Initial Lenders and each other Lender (as defined below) hereunder are subject to the execution and delivery of definitive documentation (the “Bank Documentation”) with respect to the Bank Facilities reflecting the terms and conditions set forth in this Commitment Letter, in the Term Sheets, in Annex III hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Bank Facilities (the “Fee Letter”). You agree that the closing date of the Transactions and the concurrent closing of the Bank Facilities (the date of the initial funding under the Bank Facilities being referred to as the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until the terms and conditions hereof and in the Term Sheets and the Conditions Annex have been satisfied.

Syndication.

It is agreed that (a) the First Lien Arrangers will act as joint advisors and joint lead arrangers for the First Lien Facilities, (b) the Second Lien Arrangers will act as joint advisors and joint lead arrangers for the Second Lien Facility, and (c) the Arrangers will act as bookmanagers for the Bank Facilities, and, in each case in consultation with you, will manage the syndication of the applicable Bank Facilities, and will, in such capacities, perform the duties and exercise the authority customarily associated with such roles. It is further agreed that UBSS will have “left” and/or “top” placement in all marketing materials and other documentation used in connection with the First Lien Facilities and the Second Lien Facility, and, in each case will hold the leading role and responsibilities customarily associated with such “left” and/or “top” placement. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Bank Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in such Bank Facilities, in each case unless you and we so agree; provided, however, that you may appoint an additional agent to act as co-documentation agent with respect to each of the First Lien Facilities and the Second Lien Facility.

The Initial Lenders reserve the right, prior to or after execution of the Bank Documentation with respect to each of the First Lien Facilities and the Second Lien Facility, in consultation with you, to syndicate all or a portion of their commitments to one or more institutions reasonably acceptable to you (other than certain institutions designated in writing by you on or prior to the date hereof) that will become parties to the Bank Documentation (the Initial Lenders and the institutions becoming parties to the Bank Documentation with respect to all or a portion of the Bank Facilities, the “Lenders”). Notwithstanding the Initial Lenders’ right to syndicate the Bank Facilities and receive commitments with respect thereto, the Initial Lenders will not be relieved of all or any portion of their commitments hereunder prior to the initial funding under the Bank Facilities. Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lenders agree that completion of such syndications is not a condition to their respective commitments hereunder.

The First Lien Arrangers will manage in consultation with you and the Sponsors all aspects of the syndication of the First Lien Facilities, and the Second Lien Arrangers will manage in consultation with you and the Sponsors all aspects of the syndication of the Second Lien Facility, in each case, including selection of additional Lenders, determination of when the Arrangers will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the applicable Bank Facilities among the additional Lenders. You agree to, and to use commercially reasonable efforts to cause Borrower and the Acquired Business to, actively assist the Arrangers in achieving a timely syndication of the Bank Facilities that is reasonably satisfactory to the applicable Arrangers and the Lenders. To assist the Arrangers in their syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause Borrower and the Acquired Business and their respective representatives and advisors to, (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to Borrower, the Acquired Business, their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from existing lending relationships of Sponsors, the Acquired Business and their respective subsidiaries, (c) make available to prospective Lenders senior management and advisors of Holdings, the Acquired Business and their respective subsidiaries, (d) host, with the applicable Arrangers, one or more meetings with prospective Lenders under each of the Bank Facilities, (e) assist the Arrangers in the preparation of one or more confidential information memoranda reasonably satisfactory to the Arrangers and other marketing materials to be used in connection with the syndication of each of the Bank Facilities and (f) obtain, at your expense, monitored public ratings of the Bank Facilities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 21 days prior to the Closing Date and to participate in the process of securing such ratings, including having senior management of Holdings and the Acquired Business meet with such rating agencies; provided, however, that we agree that obtaining any particular rating is not a condition to our commitments hereunder.

At our request, you agree to assist (and to use commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a version of the information package and presentation that is intended to consist exclusively of information and documentation that is either publicly available or not material with respect to the Acquired Business and its affiliates and any of its securities for purposes of United States federal and state securities laws for prospective lenders (the “Public Lenders”) that do not wish to receive material non-public information with respect to the foregoing (“MNPI”). You acknowledge that we on your behalf will make available the package referred to above and financial and other information (collectively, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. Before distribution of any Information Materials, you and we will follow the Arrangers’ customary procedures for the identification and distribution of Information Materials to Public Lenders that does not contain MNPI.

Information.

You hereby represent and covenant that (a) to your knowledge, all information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) that has been or will be made available to us or any of the Lenders by you, Borrower, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made (after giving effect to all updates from time to time), not misleading and (b) the Projections that have been or will be made available to us or any of the Lenders by you, Borrower, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). Prior to the consummation of the transactions contemplated hereby, you agree to supplement the Information and the Projections from time to time and agree to promptly advise us and the Lenders of all developments materially affecting Holdings, Borrower, the Acquired Business, any of their respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections (as if the Information and Projections were being furnished at such time) previously furnished to us or any of the Lenders.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Bank Facilities and the agreement of the Arrangers to structure, arrange and syndicate the Bank Facilities and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheets and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The commitments of the Initial Lenders hereunder with respect to each of the Bank Facilities and the Arrangers’ agreements to perform the services described herein may be terminated by each of the Arrangers as to itself if (i) since December 31, 2006 there shall have been or occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement); or (ii) any condition set forth in either Term Sheet or the Conditions Annex is not (in any material respect) satisfied or any covenant or agreement in this Commitment Letter or the Fee Letter is not (in any material respect) complied with. Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Bank Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Acquired Business, its subsidiaries and its businesses the making of which shall be a condition to availability of the Bank Facilities on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Bank Documentation shall be in a form such that they do not impair availability of the Bank Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets and the Conditions Annex are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to the Acquired Business set forth in the Term Sheets relating as to corporate power and authority, the due authorization, execution, delivery and enforceability of the Bank Documentation, Federal Reserve margin regulations, validity, priority and perfection of security interests (subject to paragraph 10 of the Conditions Annex), status of debt under the applicable Bank Facility as senior debt and the Investment Company Act.

Clear Market.

From the date of this Commitment Letter until the Closing Date, you will ensure that no competing financing for Holdings, Borrower, the Acquired Business or any of their respective subsidiaries is announced, syndicated or placed without the prior written consent of the Initial Lenders if such financing, syndication or placement would have, in the reasonable judgment of the Initial Lenders, a detrimental effect upon the syndication of the Bank Facilities.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless us and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) to which any Indemnified Person may become subject that arise out of or in connection with this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Bank Facilities or any of the transactions contemplated hereby or thereby, and to reimburse each Indemnified Person promptly upon its written demand for any reasonable legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could reasonably be expected to have been a party and indemnity could reasonably be expected to be or has been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Holdings, Borrower, the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Bank Facilities or the transactions contemplated hereby or thereby. In addition, if the Closing Date occurs, you hereby agree to reimburse us and each of the Lenders from time to time upon demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of the Initial Lenders and the Arrangers (provided that such fees and expenses shall not include fees and expenses for more than one counsel in any jurisdiction), appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Bank Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Bank Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver).

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheets, the Conditions Annex or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, (ii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, and (iii) to any person with the consent of the Initial Lenders (which consent shall not be unreasonably withheld). In addition, this Commitment Letter, the Term Sheets and the Conditions Annex (but not the Fee Letter) may be disclosed to the Acquired Business and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Sponsors, Holdings, Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

Governing Law, Etc.

Except as provided in this paragraph, this Commitment Letter and the commitment of the Lenders shall not be assignable by any party hereto, and any such attempted assignment shall be void and of no effect. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that each of the Initial Lenders may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to Holdings, Borrower, the Acquired Business, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms hereof and of the Term Sheets, the Conditions Annex, the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on June 19, 2007 (the “Deadline”). This Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Arrangers to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof on or prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Bank Documentation by all of the parties thereto, (B) December 28, 2007, if the Bank Documentation shall not have been executed and delivered by all such parties prior to that date and (C) if earlier than (B), the date of termination of the Acquisition Agreement, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Lenders and the Arrangers shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheets and the Fee Letter shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the commitments of the Lenders hereunder. If the Closing Date occurs and so long as the Bank Documentation is in effect, the provisions under the heading “Syndication” above shall survive the execution and delivery of the Bank Documentation for a period of 90 days after the Closing Date.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ Jesse Latham
Name:	Jesse Latham
Title:	Director

By:	/s/ Barbara S. Wang
Name:	Barbara S. Wang
Title:	Director and Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Jesse Latham
Name:	Jesse Latham
Title:	Director

By:	/s/ Barbara S. Wang
Name:	Barbara S. Wang
Title:	Director and Counsel Region Americas Legal

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Christian Briggs
Name:	Christian Briggs
Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Christian Briggs
Name:	Christian Briggs
Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Jeffrey J. McLane
Name:	Jeffrey J. McLane
Title:	Principal

BANC OF AMERICA SECURITIES LLC

By:	/s/ Jeffrey J. McLane
Name:	Jeffrey J. McLane
Title:	Principal

Accepted and agreed to as of the date first written above:

AXIO HOLDINGS LLC

By:	/s/ Jeffrey W. Ubben
Name:	Jeffrey W. Ubben
Title:	President

ANNEX I

FIRST LIEN FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Axio Acquisition Corp., a Delaware corporation (“Borrower”), a wholly owned subsidiary of Axio Holdings LLC (“Holdings”). Borrower will merge into the Acquired Business on the Closing Date.

Joint Lead Arrangers:	UBS Securities LLC (“UBSS”) and Morgan Stanley & Co. Incorporated (“MSCI” and together with UBSS, the “First Lien Arrangers”).

Book Running Managers:	UBS Securities LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC.

Lenders:	A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC (“UBS”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and Bank of America, N.A. (“BofA” and together with UBS and MSSF, the “Initial Lenders”), arranged by the First Lien Arrangers (collectively, the “Lenders”) and reasonably satisfactory to the Borrower.

First Lien Administrative Agent, First Lien Collateral Agent and Issuing Bank:	UBS AG, Stamford Branch (the “First Lien Administrative Agent” and the “First Lien Collateral Agent”).

Swingline Lender:	UBS Loan Finance LLC.

Syndication Agent:	Morgan Stanley & Co. Incorporated (the “First Lien Syndication Agent”).

Documentation Agent:	Bank of America, N.A. (the “First Lien Documentation Agent” and together with the First Lien Administrative Agent, the First Lien Collateral Agent and the First Lien Syndication Agent, the “First Lien Agents”).

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Type and Amount of Facilities:	First Lien Term Loan Facility:

A first lien term loan facility (the “First Lien Term Loan Facility”) in an aggregate principal amount of $1,725 million.

Revolving Credit Facility:

A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $125 million.

The First Lien Term Loan Facility and the Revolving Credit Facility are herein referred to collectively as the “First Lien Facilities.”

Purpose:	Proceeds of the First Lien Term Loan Facility will be used on the Closing Date to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith. Following the Closing Date, the Revolving Credit Facility will be used by Borrower and its subsidiaries for working capital and general corporate purposes.

Maturity Dates:	First Lien Term Loan Facility: 7 years from the Closing Date.

Revolving Credit Facility: 6 years from the Closing Date.

Availability:	First Lien Term Loan Facility: A single drawing may be made on the Closing Date of the full amount of the First Lien Term Loan Facility.

Revolving Credit Facility: Borrowings may be made at any time after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility.

Letters of Credit:	A portion of the Revolving Credit Facility in an amount to be agreed will be available for letters of credit, on terms and conditions to be set forth in the Bank Documentation. Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance and (ii) the fifth business day prior to the Maturity Date of the Revolving Credit Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (or longer if agreed by the relevant Issuing Bank) (which in no event shall extend beyond the date referred to in clause (ii) above).

Drawings under any letter of credit shall be reimbursed by Borrower on the same business day. To the extent that Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Swingline Facility:	A portion of the Revolving Credit Facility in an amount to be agreed will be available for swingline borrowings, on terms and conditions to be set forth in the Bank Documentation.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Amortization:	First Lien Term Loan Facility: The First Lien Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the First Lien Term Loan Facility, with the balance payable on the Maturity Date.

Revolving Credit Facility: None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below (except that all swingline borrowings will accrue interest based on the Base Rate):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of UBS AG, as established from time to time at its Stamford Branch.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the First Lien Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest and Fees:	Upon the occurrence and during the continuance of a payment default, interest will accrue (i) in the case of overdue principal, interest or premium (if any) on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other overdue amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility, and will be payable on demand.

Interest Margins:	The applicable Interest Margin will be the basis points set forth in the following table; provided that after the date on which Borrower shall have delivered financial statements for the first full fiscal quarter ending after the Closing Date, the Interest Margin with respect to the Revolving Credit Facility will be determined pursuant to a leverage-based grid to be agreed.

	Base Rate Loans	LIBOR Loans
First Lien Term Loan Facility	125	225
Revolving Credit Facility	125	225

Commitment Fee:	A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility. Such Commitment Fee will initially be 0.50% per annum and after delivery of financial statements for the first full fiscal quarter ending after the Closing Date will be determined pursuant to a leverage-based grid to be agreed. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Letter of Credit Fees:	Borrower will pay (i) the Issuing Bank a fronting fee equal to 12.5 basis points per annum and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Interest Margin for LIBOR Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, Borrower will pay the Issuing Bank customary issuance fees.

Mandatory Prepayments:	Term Loans shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Holdings or any of its subsidiaries after the Closing Date other than sales in the ordinary course of business and other than amounts reinvested in assets to be used in Borrower’s business within 15 months of such disposition (or if committed to be reinvested within such 15 months, reinvested within 6 months of such commitment) and subject to leverage-based stepdowns and other exceptions to be agreed, (b) 100% of the net proceeds received by Holdings or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than issuances permitted by the Bank Documentation and other exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds received by Holdings or any of its subsidiaries, subject to reinvestment rights to be agreed and (d) 50% of excess cash flow of Borrower and its subsidiaries (to be defined in a manner to be agreed) commencing with payments in 2009 in respect of the fiscal year ended March 31, 2009, subject to stepdowns to be agreed; provided that any voluntary prepayments of loans (including loans under the Revolving Credit Facility to the extent accompanied by permanent reductions of the commitments thereunder), other than prepayments funded with the proceeds of indebtedness (excluding borrowings under the Revolving Credit Facility), shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Application of Prepayments:	The above-described mandatory prepayments shall be applied, first, to the First Lien Term Loan Facility in direct order to the remaining amortization payments thereunder, and second, to the prepayment of the Second Lien Facility.

Optional prepayments of the First Lien Term Loan Facility will be applied in direct order to the scheduled amortization payments thereof.

Any Lender may elect not to accept any mandatory prepayment (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender under the First Lien Term Loan Facility shall be offered to prepay the loans under the Second Lien Facility and the Bank Documentation shall not prohibit the application of such refused amounts to the prepayment of the loans under the Second Lien Facility. Any prepayment amount declined by a Declining Lender under the Second Lien Facility may be retained by Borrower.

Guarantees:	The First Lien Facilities will be fully and unconditionally guaranteed on a joint and several basis by Holdings and all of the existing and future direct and indirect material domestic subsidiaries of Borrower (collectively, the “Guarantors”).

Security:	The First Lien Facilities and any hedging or treasury management obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges of all of the equity interests of Borrower and each of Borrower’s direct and indirect subsidiaries, and perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences, and subject to such other exceptions as are agreed. The liens securing the Second Lien Facility shall be subordinated to those securing the First Lien Facilities through an intercreditor agreement satisfactory to the First Lien Collateral Agent and the Second Lien Collateral Agent.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) fee owned real properties with a value of less than an amount to be agreed (with any required mortgages being permitted to be delivered postclosing), and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent constituting supporting obligations or proceeds) and commercial tort claims below an amount to be agreed, (iii) pledges and security interests prohibited by law or contract (including by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law), and (iv) those assets as to which the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby. Assets (including deposit accounts and securities accounts) specifically requiring perfection through control agreements shall be included in the Collateral, but no actions to perfect the security interest in such assets shall be required other than the filing of Uniform Commercial Code financing statements (to the extent that the security interests in such assets may also be perfected through such filings).

Incremental Facilities:	The Bank Documentation will permit Borrower to add one or more incremental term loan facilities to the First Lien Term Loan Facility (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $200 million minus the aggregate amount of any “Incremental Facility” as defined in the Second Lien Term Sheet; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) a senior secured first lien leverage ratio to be agreed would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the First Lien Term Loan Facility, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the First Lien Term Loan Facility, (vi) the interest rates and amortization schedule applicable to any Incremental Term Facility (subject to clause (v) above) shall be determined by the Borrower and the lenders thereunder and (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the First Lien Term Loan Facility (except to the extent permitted by clause (iv) or (vi) above), they shall be reasonably satisfactory to the First Lien Administrative Agent.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the First Lien Facilities will be those set forth in the Commitment Letter and in Annex III to the Commitment Letter and the accuracy of the Acquisition Agreement Representations and the Specified Representations.

Conditions to Each Borrowing:	Conditions precedent to each borrowing or issuance under the First Lien Facilities will be (1) after the Closing Date the absence of any continuing default or event of default, (2) subject to the limitations set forth in the penultimate sentence under “Conditions” in the Commitment Letter, the accuracy of all representations and warranties, (3) receipt of a customary borrowing notice or letter of credit request, as applicable, and (4) after the Closing Date there being no legal bar to the lenders making the loan or the issuance.

Representations and Warranties:	Representations and warranties will apply to Holdings and its subsidiaries and will be customary for transactions of this type for affiliates of the Sponsors and limited to:

Accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Bank Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes;

Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	Affirmative covenants will apply to Holdings and its subsidiaries, will be customary for transactions of this type for affiliates of the Sponsors and limited to:

Delivery of certified quarterly and audited annual financial statements, notices of defaults, litigation and other material events, budgets and other information customarily supplied in a transaction of this type for affiliates of the Sponsors; payment of taxes; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA); maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; further assurances (including, without limitation, with respect to security interests in after-acquired property); commercially reasonable efforts to cause the Bank Facilities and Borrower to continue to be rated by Moody’s and S&P (but not to maintain a specific rating); and agreement to establish an interest rate protection program and/or have fixed rate financing on a percentage to be determined of the aggregate funded indebtedness of Borrower and its subsidiaries (excluding revolving borrowings).

Negative Covenants:	Negative covenants will apply to Holdings and its subsidiaries and will be customary for transactions of this type for affiliates of the Sponsors (including with respect to financial definitions) and limited to:

1. Limitation on dispositions of assets and changes of business.

2. Limitation on mergers and acquisitions.

3. Limitations on dividends, stock repurchases and redemptions and other restricted payments.

4.      Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock (which shall permit the incurrence of unsecured indebtedness and preferred stock (a) subject only to no default or event of default and compliance with a total leverage ratio, and (b) pursuant to baskets and other exceptions customary for transactions of this type for affiliates of the Sponsors) and prepayment, amendment and redemption of indebtedness under the Second Lien Facility and subordinated debt.

5. Limitation on loans and investments.

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale and leaseback transactions.

9. Maintenance of holding companies and/or any inactive subsidiaries as passive, non-operating enterprises.

10. No modification or waiver of organizational documents of Holdings and its subsidiaries in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

11. No change to fiscal year.

Financial Covenant:	On the last day of each fiscal quarter (commencing with the first full fiscal quarter ended after the Closing Date), if the aggregate amount of any outstanding borrowings or letter of credit reimbursement obligations under the Revolving Credit Facility is in excess of $30 million, the Borrower and its consolidated subsidiaries shall maintain a senior secured leverage ratio calculated as of such day at levels to be mutually agreed.

Any default with respect to the financial covenant shall not constitute an event of default with respect to the First Lien Term Loan Facility until the earlier of (x) the date that is 30 days after the date such default arises with respect to the Revolving Credit Facility and (y) the date on which the First Lien Administrative Agent or the lenders under the Revolving Credit Facility exercise any remedies with respect to the Revolving Credit Facility.

Equity Cure:	For purposes of determining compliance with the financial covenants, any equity contribution by Sponsors or their affiliates (which equity shall be common equity, non-disqualified preferred stock or other equity on terms and conditions reasonably acceptable to the First Lien Administrative Agent)

made to Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of Borrower, be added to the amount of EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with the financial covenants and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Bank Documentation.

Events of Default:	Events of default will be subject to materiality levels, default triggers, cure periods and/or exceptions to be negotiated and reflected in the Bank Documentation and will be limited to the following: nonpayment, breach of representations and covenants, cross-defaults, loss of lien on collateral, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of ownership or control (to be defined).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the First Lien Facilities; provided, that any assignment of the Revolving Credit Facility shall be in a minimum amount of $5 million and any assignment of the loans under the First Lien Term Loan Facility shall be in a minimum amount of $1 million. Assignments will require payment of an administrative fee to the First Lien Administrative Agent and the consents of the First Lien Administrative Agent and Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during a payment or Borrower bankruptcy default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the First Lien Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the First Lien Facilities (except as to certain basic issues).

Expenses and Indemnification:	All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Initial Lenders, the First Lien Arrangers, the First Lien Agents and the Issuing Bank associated with the syndication of the First Lien Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the First Lien Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the First Lien Facilities are to be paid by Borrower.

Borrower will indemnify the Lenders, the First Lien Arrangers, the First Lien Agents and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the First Lien Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:	The Bank Documentation will contain yield protection provisions, customary for Bank Facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the First Lien Administrative Agent for such taxes paid by the Lenders and the First Lien Administrative Agent, as the case may be.

Required Lenders:	Lenders holding at least a majority of total loans and commitments under the First Lien Facilities, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the First Lien Facilities; provided that the financial covenant may only be amended, modified, or waived by Lenders holding a majority of commitments under the Revolving Credit Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the First Lien Arrangers, the Initial Lenders, the First Lien Administrative Agent, the Issuing Bank and the Collateral Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX II

SECOND LIEN FACILITY1

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Borrower:	Axio Acquisition Corp., a Delaware corporation (“Borrower”), a wholly owned subsidiary of Axio Holdings LLC (“Holdings”). Borrower will merge into the Acquired Business on the Closing Date.

Joint Lead Arrangers:	UBS Securities LLC (“UBSS”) and Banc of America Securites LLC (“BAS” and together with UBSS, the “Second Lien Arrangers”).

Book Running Managers:	UBS Securities LLC, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated.

Lenders:	A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC (“UBS”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and Bank of America, N.A. (“BofA” and together with UBS and MSSF, the “Initial Lenders”), arranged by the Second Lien Arrangers (collectively, the “Lenders”) and reasonably satisfactory to the Borrower.

Second Lien Administrative Agent and Second Lien Collateral Agent:	UBS AG, Stamford Branch (the “Second Lien Administrative Agent” and the “Second Lien Collateral Agent”).

Syndication Agent:	Bank of America, N.A. (the “Second Lien Syndication Agent”).

Documentation Agent:	Morgan Stanley & Co. Incorporated (the “Second Lien Documentation Agent” and together with the Second Lien Administrative Agent, the Second Lien Collateral Agent and the Second Lien Syndication Agent, the “Second Lien Agents”).

Type and Amount of Facility:	A second lien facility (the “Second Lien Facility”) in an aggregate principal amount of $425 million plus the amount utilized to refinance existing capital leases, synthetic leases and other secured debt (including payment of any related fees

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

and/or penalties) not to exceed $45 million with respect to refinancings of synthetic leases, and $100 million in the aggregate for all such refinancings. The loans under the Second Lien Facility are herein referred to collectively as the “Second Lien Loans”.

Purpose:	Same as First Lien Term Loan Facility.

Maturity Date:	8 years from the Closing Date.

Availability:	A single drawing may be made on the Closing Date of the full amount of the Second Lien Facility.

Amortization:	None.

Interest:	Interest options and default interest will be substantially identical to those in the Bank Documentation for the First Lien Facilities. The applicable Interest Margin will be the basis points set forth in the following table.

	Base Rate Loans	LIBOR Loans
Second Lien Facility	450	550

Other than with respect to $210 million principal amount of the Second Lien Facility Amount, plus 50% of the principal amount of any Additional Second Lien Facility Commitment Amount funded on the Closing Date (the “Toggle Portion”), interest will be paid in cash. Solely with respect to the Toggle Portion until the fourth anniversary of the Closing Date, interest will be paid, at Borrower’s option, in cash (a “Cash Election”) or by adding such interest to the principal amount of the outstanding Toggle Portion of the Second Lien Loans (a “PIK Election” and, together with a Cash Election, an “Election”), in each case, quarterly in arrears. With respect to each interest period, Borrower may elect to (i) pay interest on the entire principal amount of the outstanding Second Lien Loans in cash, (ii) pay interest on the entire Toggle Portion (including any capitalized interest thereon) of the Second Lien Loans by adding such interest to such principal amount and pay interest on the non-Toggle Portion in cash or (iii) pay interest on 50% of the Toggle Portion (including any capitalized interest thereon) of the Second Lien Loans, and on the non-Toggle Portion, in cash and pay interest on the remaining portion of such Toggle Portion by adding such interest to such principal amount of the Toggle Portion. Notwithstanding anything to the contrary herein, with respect to each interest period for which Borrower has made a PIK Election, interest shall be payable (as to the portion of the interest subject to the PIK Election only) at the applicable rate for such interest period as set forth in the immediately preceding paragraph plus 75 basis points (such 75 basis point increase, the “PIK Margin Increase”). After the fourth anniversary of the Closing Date, interest on the Toggle Portion will be paid solely in cash.

Borrower shall make an Election with respect to each interest period by providing at least 5 business days’ notice to the Second Lien Administrative Agent prior to the beginning of such interest period. If an Election is not made by Borrower in a timely fashion or at all with respect to the method of payment of interest for an interest period, Borrower shall pay all such interest in cash. Any Cash Election or PIK Election provided above shall apply to all outstanding Second Lien Loans constituting part of the Toggle Portion (with the aggregate amount of the Toggle Portion to be allocated ratably among each such instrument). The Second Lien Administrative Agent shall provide written notice of Borrower’s Election to all Lenders.

Mandatory Prepayments:	Loans shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Holdings or any of its subsidiaries after the Closing Date other than sales in the ordinary course of business and other than amounts reinvested in assets to be used in Borrower’s business within 15 months of such disposition (or if committed to be reinvested within such 15 months, reinvested within 6 months of such commitment) and subject to leverage-based stepdowns other exceptions to be agreed, (b) 100% of the net proceeds received by Holdings or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than issuances permitted by the Bank Documentation and other exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds received by Holdings or any of its subsidiaries, subject to reinvestment rights to be agreed and (d) 50% of excess cash flow of Borrower and its subsidiaries (to be defined in a manner to be agreed) commencing with payments in 2009 in respect of the fiscal year ended March 31, 2009, subject to stepdowns to be agreed; provided that any voluntary prepayments of loans, other than prepayments funded with the proceeds of indebtedness (excluding revolving borrowings), shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

The above-described mandatory prepayments shall be applied, first, to the First Lien Term Loan Facility in direct order to the remaining amortization payments thereunder, and second, to the prepayment of the Second Lien Facility.

Any Lender may elect not to accept any mandatory prepayment (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender under the First Lien Term Loan Facility shall be offered to prepay the loans under the Second Lien Facility and the Bank Documentation shall not prohibit the application of such refused amounts to the prepayment of the loans under the Second Lien Facility. Any prepayment amount declined by a Declining Lender under the Second Lien Facility may be retained by Borrower.

Optional Prepayments:	After the First Lien Facilities have been repaid in full and the Revolving Credit Facility commitments have been terminated, optional prepayments of the Second Lien Facility will be permitted in whole or in part, with prior notice but without premium or penalty, except LIBOR breakage costs and except as described below, and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Prepayment Premium:	All optional prepayments and refinancings (in whole or in part) of the Second Lien Facility will be accompanied by a premium of (i) during the first year following the Closing Date, 2% of the principal amount thereof, (ii) during the second year following the Closing Date, 1% of the principal amount thereof and (iii) thereafter, 0% of the principal amount thereof.

Guarantees:	The Second Lien Facility will be fully and unconditionally guaranteed on a joint and several basis by each of the guarantors of the First Lien Facilities (collectively, the “Guarantors”).

Security:	The Second Lien Facility will be secured by a subordinated lien on the assets securing the First Lien Facilities, such lien being subordinated only to the lien securing the First Lien Facilities and permitted hedging and treasury management obligations secured equally and ratably with the First Lien Facilities. Such subordination shall be effected through an intercreditor agreement satisfactory to the First Lien Collateral Agent, the Second Lien Collateral Agent and the Borrower.

Incremental Facilities:	The Bank Documentation will permit Borrower to add one or more incremental term loan facilities to the Second Lien Facility (each, an “Incremental Facility”) in an aggregate amount of up to $200 million minus the aggregate amount of any “Incremental Facilities” as defined in the First Lien Term Sheet; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) a senior secured leverage ratio to be agreed would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the Second Lien Facility, (v) the weighted average life to maturity of any Incremental Facility shall be no shorter than the weighted average life to maturity of the Second Lien Facility, (vi) the interest rates and amortization schedule applicable to any Incremental Facility (subject to clause (v) above) shall be determined by the Borrower and the lenders thereunder and (vii) any Incremental Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Second Lien Facility (except to the extent permitted by clause (iv) or (vi) above), they shall be reasonably satisfactory to the Second Lien Administrative Agent.

Conditions to Borrowing:	Substantially identical to those conditions applicable to the initial extension of credit under the First Lien Facilities.

Representations and Warranties:	Substantially identical to those in the Bank Documentation for the First Lien Facilities.

Affirmative Covenants:	Substantially identical to those in the Bank Documentation for the First Lien Facilities.

Negative Covenants:	Substantially identical to those in the Bank Documentation for the First Lien Facilities but to include less restrictive baskets and a debt incurrence test set at less restrictive levels to be agreed.

Financial Covenants:	None.

Events of Default:	Substantially identical to those in the Bank Documentation for the First Lien Facilities, except that a non-payment covenant breach (prior to acceleration) under the First Lien Facilities or any other indebtedness will not be an event of default under the Second Lien Facility.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Second Lien Facility. Assignments will require payment of an administrative fee to the Second Lien Administrative Agent and the consents of the Second Lien Administrative Agent and the Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during a payment or Borrower bankruptcy default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Second Lien Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Second Lien Facility (except as to certain basic issues).

Expenses and Indemnification:	Substantially identical to those in the Bank Documentation for the First Lien Facilities.

Yield Protection, Taxes and Other Deductions:	Substantially identical to those in the Bank Documentation for the First Lien Facilities.

Required Lenders:	Lenders holding at least a majority of total loans and commitments under the Second Lien Facility, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the Second Lien Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Second Lien Arrangers, the Initial Lenders, the Second Lien Administrative Agent and the Second Lien Collateral Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX III

CONDITIONS TO CLOSING1

The commitment of the Lenders under the Commitment Letter with respect to the Bank Facilities, the agreements of the Initial Lenders and the Arrangers to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Bank Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

1. The Acquisition shall be consummated concurrently with the initial funding of the Bank Facilities in accordance with the Acquisition Agreement without waiver or amendment thereof (and without consent by Sponsors, Holdings or Borrower to actions requiring such consent under the Acquisition Agreement) in a manner that is material and adverse to the Lenders unless consented to by the Arrangers (not to be unreasonably withheld). Immediately following the Transactions, neither Holdings nor any of its subsidiaries shall have any indebtedness or preferred equity other than as set forth in the Commitment Letter.

2. Borrower shall have received the Equity Financing.

3. The Initial Lenders shall have received, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each of the last three fiscal years ending more than 60 days prior to the Closing Date (the “Audited Financial Statements”), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each fiscal quarter of the current fiscal year ending more than 35 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”), (iii) pro forma consolidated balance sheets and related statements of income and cash flows for Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA, for the last fiscal year covered by the Audited Financial Statements after giving effect to the Transactions and (iv) forecasts of the financial performance of Borrower and its subsidiaries (x) on an annual basis, through 2015 and (y) on a quarterly basis, through the second fiscal quarter of 2009. The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States.

4. The First Lien Administrative Agent and Second Lien Administrative Agent shall have received customary opinions, certificates and closing documentation.

5. Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex III is attached.

6. All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees to the extent invoiced) and other compensation payable to the Arrangers, the Initial Lenders, and the First Lien Agents, or the Second Lien Agents shall have been paid to the extent due.

7. All documents and instruments required to perfect each of the First Lien Collateral Agent’s and the Second Lien Collateral Agent’s security interest in the collateral described under the heading “Security” in each of the Term Sheets shall have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral shall be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions permitted under the Bank Documentation; provided, however, that, with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or possession of such collateral if the perfection of the First Lien Collateral Agent’s or the Second Lien Collateral Agent’s security interest in such collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Bank Facilities if Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Closing Date reasonably acceptable to the First Lien Administrative Agent.